Delek Logistics Partners, LP Reports Third Quarter 2016 Results

•	RIO joint venture crude oil pipeline in west Texas began operations in September

•	Declared quarterly distribution of $0.655 per limited partner unit; increased by 14.9 percent year-over-year

•	Reported third quarter net cash from operating activities of $29.2 million and distributable cash flow of $19.1 million

BRENTWOOD, Tenn., October 31, 2016 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the third quarter 2016. For the three months ended September 30, 2016, Delek Logistics reported net income attributable to all partners of $13.2 million, or $0.41 per diluted common limited partner unit. This compares to net income attributable to all partners of $18.6 million, or $0.70 per diluted common limited partner unit, in the third quarter 2015. Distributable cash flow ("DCF") was $19.1 million in the third quarter 2016, compared to $22.6 million in the prior-year period. Based on the declared distribution for the third quarter 2016, the distributable cash flow coverage ratio was 0.99x for the third quarter and 1.16x on a year-to-date basis through September 2016.

Uzi Yemin, Chairman and Chief Executive Officer of Delek Logistics' general partner, remarked: "During the third quarter, our focus on cost savings initiatives played a role in the year-over-year decline in operating and general and administrative expenses and partially offset lower operating performance in the Pipelines and Transportation segment. The hydro test of the Paline Pipeline required every five years was successfully completed in August, but its $1.0 million cost did contribute to a lower DCF during the quarter. We have a FERC tariff in place for Paline and have been actively marketing the excess capacity, which has led to increased shipper interest from Delek and third parties for the available space. We maintained financial flexibility, ending the quarter with approximately $319 million of capacity on our credit facility and a leverage ratio of 3.70 times. This financial position supported the 14.9 percent year-over-year increase in our declared third quarter distribution."

Yemin concluded, "During the third quarter, the RIO pipeline joint venture project in west Texas began operating in September with shipments under the T&D contract beginning in October and the joint venture continues to look at opportunities for additional growth. Our second joint venture project, the Caddo pipeline, is expected to be completed in January 2017. We expect the combination of these projects to provide additional growth in 2017. We remain focused on creating long term value for our unit holders as we continue to evaluate potential third party acquisition opportunities and explore options to partner with Delek US in the future. We believe that our balance sheet provides the flexibility to support these initiatives, as well as achieve our targeted growth in our distribution per limited partner unit of 15% in 2016."

Distribution and Liquidity
On October 25, 2016, Delek Logistics declared a quarterly cash distribution for the third quarter of $0.655 per limited partner unit, which equates to $2.62 per limited partner unit on an annualized basis. This distribution is payable on November 14, 2016 to unitholders of record on November 7, 2016. This represents a 4.0 percent increase from the second quarter 2016 distribution of $0.63 per limited partner unit, or $2.52 per limited partner unit on an annualized basis, and a 14.9 percent increase over Delek Logistics’ third quarter 2015 distribution of $0.57 per limited partner unit, or $2.28 per limited partner unit annualized. For the third quarter 2016, the total cash distribution declared to all partners, including IDRs, was $19.3 million.

As of September 30, 2016, Delek Logistics had total debt of approximately $375.0 million. Additional borrowing capacity, subject to certain covenants, under the $700.0 million credit facility was approximately $318.5 million.

Financial Results
Revenue for the third quarter 2016 was $107.5 million compared to $165.1 million in the prior year period. The change in revenue is primarily due to lower prices and volume in the west Texas wholesale business. Total operating expenses were $9.3 million compared to $11.6 million in the third quarter 2015. This reduction in operating expenses was primarily due to lower maintenance costs on a year-over-year basis, partly as a result of a higher level of maintenance projects that were completed in the prior year period. Total segment contribution margin decreased to $24.7 million in the third quarter of 2016 compared to $29.1 million in the third quarter 2015 primarily due to lower performance in the Pipeline and Transportation segment. General and administrative expenses decreased to $2.3 million for the third quarter 2016 compared to $2.7 million in the prior-year period, which was primarily due to lower outside services and employee related expenses. For the third quarter 2016, EBITDA was $22.0 million compared to $26.1 million in the prior-year period.

Pipelines and Transportation Segment
The contribution margin in the third quarter 2016 was $16.1 million compared to $20.4 million in the third quarter 2015. This change was primarily due to reduced performance in the Paline Pipeline as a result of a reduction in both the amount of capacity that is leased and the lease fee on a year-over-year basis. Also, lower volume on the SALA gathering system on a year-over-year basis was a factor in the change in contribution margin. This was partially offset by a decline in operating expenses to $7.7 million in the third quarter 2016, which included expenses for the Paline Pipeline hydro test, compared to $8.4 million in the prior year period.

During the third quarter 2016, approximately $1.0 million was spent during the hydro test on the Paline Pipeline. This test is required every five years by the Pipeline and Hazardous Materials Safety Administration. Of this amount, approximately $0.5 million was included in operating expenses for the hydro test and $0.5 million was included in capital expenditures for planned work that was completed while the pipeline was not operating during this period.

Wholesale Marketing and Terminalling Segment
During the third quarter 2016 contribution margin was $8.6 million, compared to $8.7 million in the third quarter 2015. Lower performance in the west Texas wholesale operations and under the east Texas marketing agreement was offset by lower operating expenses on a year-over-year basis. Operating expenses were $1.6 million in the third quarter 2016, compared to $3.2 million in the third quarter of 2015.

In the west Texas wholesale business, average throughput in the third quarter 2016 was 12,162 barrels per day compared to 18,824 barrels per day in the third quarter 2015. The wholesale gross margin in west Texas decreased year-over-year to $1.16 per barrel and included approximately $1.8 million, or $1.57 per barrel from renewable identification numbers (RINs) generated in the quarter. During the third quarter 2015, the wholesale gross margin was $1.50 per barrel and included $1.0 million from RINs, or $0.57 per barrel.

Average terminalling throughput volume of 120,099 barrels per day during the quarter decreased on a year-over-year basis from 126,051 barrels per day in the third quarter 2015 primarily due to lower throughput at the Tyler and Big Sandy, Texas terminals, partially offset by higher volumes at the El Dorado, Arkansas terminal. During the third quarter 2016, average volume under the east Texas marketing agreement with Delek US was 67,812 barrels per day compared to 75,313 barrels per day during the third quarter 2015.

Project Development Update
In March 2015, Delek Logistics, through wholly owned subsidiaries, entered into two joint ventures (Caddo Pipeline and RIO Pipeline). Delek Logistics’ total projected investment for the two joint ventures to build the pipelines, which is subject to change pending any revisions in construction schedules and remaining costs in the Caddo project, is expected to be approximately $101.0 million and is being financed through a combination of cash from operations and borrowings under its revolving credit facility. Through September 30, 2016, approximately $95.8 million has been invested in these projects. The RIO Pipeline began operating in September and construction on the Caddo Pipeline is expected to be completed in January 2017.

Third Quarter 2016 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its third quarter 2016 results on Tuesday, November 1, 2016 at 7:00 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through February 1, 2017 by dialing (855) 859-2056, passcode 49469875. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.

Investors may also wish to listen to Delek US’ (NYSE: DK) third quarter 2016 earnings conference call on Tuesday, November 1, 2016 at 8:00 a.m. Central Time and review Delek US’ earnings press release. Market trends and information disclosed by Delek US may be relevant to Delek Logistics, as it is a consolidated subsidiary of Delek US. Investors can find information related to Delek US and the timing of its earnings release online by going to www.DelekUS.com.

About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US Holdings, thereby subjecting us to Delek US Holdings' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other affects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; the results of our investments in joint ventures; adverse changes in laws including with respect to tax and regulatory matters and other risks as disclosed in our annual report on Form 10-K, quarterly reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. There can be no assurance that actual results will not differ from those expected by management or described in forward-looking statements of Delek Logistics. Delek Logistics undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof.

Factors Affecting Comparability:
On March 31, 2015, Delek Logistics acquired the Tyler crude oil storage tank and the El Dorado rail offloading facility (the "Logistics Assets") from Delek US. These assets were accounted for as transfers between entities under common control. Accordingly, the accompanying financial statements of the Partnership have been retrospectively adjusted to include the historical results of these assets in accordance with U.S. GAAP. For the period ended March 31, 2015, the acquisition date of the Logistics Assets, the retrospective adjustments were made to the financial statements. The historical results of the Logistics Assets, prior to the acquisition date, are referred to as the "Logistics Assets Predecessor".

Non-GAAP Disclosures:
EBITDA and distributable cash flow are non-U.S. GAAP supplemental financial measures that management and external users of our combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•
Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to Delek Logistics' unitholders;

•	Delek Logistics' ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Delek Logistics believes that the presentation of EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing its financial condition, its results of operations and cash flow its business is generating. EBITDA, distributable cash flow and distribution coverage ratio should not be considered in isolation or as alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, distributable cash flow and distribution coverage ratio have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, Delek Logistics' definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships. Please see the tables below for a reconciliation of EBITDA, and distributable cash flow to their most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. Also, please see the accompanying table providing the calculation of distribution coverage ratio.

We also include the results of our operations excluding the results of our Logistics Assets Predecessor. We believe that the presentation of our results of operations excluding results of our Logistics Assets Predecessor will provide useful information to investors in assessing our results of operations by allowing them to analyze operations of our business under our current commercial agreements with Delek US.

Delek Logistics Partners, LP
Condensed Consolidated Balance Sheets (Unaudited)
	September 30,	December 31,
	2016	2015

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable	13,492	35,049
Inventory	7,264	10,451
Other current assets	919	1,540
Total current assets	21,675	47,040
Property, plant and equipment:
Property, plant and equipment	331,131	325,647
Less: accumulated depreciation	(86,035)	(71,799)
Property, plant and equipment, net	245,096	253,848
Equity method investments	94,638	40,678
Goodwill	12,203	12,203
Intangible assets, net	14,686	15,482
Other non-current assets	4,872	6,037
Total assets	$393,170	$375,288
LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$8,664	$6,850
Accounts payable to related parties	39	3,992
Excise and other taxes payable	2,763	4,871
Tank inspection liabilities	1,095	1,890
Pipeline release liabilities	1,142	1,393
Accrued expenses and other current liabilities	3,185	1,694
Total current liabilities	16,888	20,690
Non-current liabilities:
Revolving credit facility	375,000	351,600
Asset retirement obligations	3,705	3,506
Other non-current liabilities	11,608	10,510
Total non-current liabilities	390,313	365,616
Deficit:
Common unitholders - public; 9,506,471 units issued and outstanding at September 30, 2016 (9,478,273 at December 31, 2015)	196,611	198,401
Common unitholders - Delek; 14,798,516 units issued and outstanding at September 30, 2016 (2,799,258 at December 31, 2015)	(204,073)	(280,828)
Subordinated unitholders - Delek; 0 units issued and outstanding at September 30, 2016 (11,999,258 at December 31, 2015)	—	78,601
General partner - 496,020 units issued and outstanding at September 30, 2016 (495,445 at December 31, 2015)	(6,569)	(7,192)
Total deficit	(14,031)	(11,018)
Total liabilities and deficit	$393,170	$375,288

Delek Logistics Partners, LP
Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,

	2016	2015	2016	2015 (1)

	(In thousands, except unit and per unit data)
Net sales:
Affiliate	$36,360	$41,824	$111,814	$113,975
Third-Party	71,110	123,268	211,565	366,763
Net sales	107,470	165,092	323,379	480,738
Operating costs and expenses:
Cost of goods sold	73,527	124,385	213,381	365,286
Operating expenses	9,251	11,616	28,445	33,191
General and administrative expenses	2,307	2,703	7,918	9,094
Depreciation and amortization	5,356	4,541	15,164	13,785
Loss (gain) on asset disposals	28	—	(16)	(18)
Total operating costs and expenses	90,469	143,245	264,892	421,338
Operating income	17,001	21,847	58,487	59,400
Interest expense, net	3,409	2,843	9,892	7,616
Loss on equity method investments	308	293	743	442
Income before income tax expense	13,284	18,711	47,852	51,342
Income tax expense	133	109	360	426
Net income	$13,151	$18,602	$47,492	$50,916
Less: loss attributable to the Logistics Assets Predecessor	—	—	—	(637)
Net income attributable to partners	13,151	18,602	47,492	51,553
Comprehensive income attributable to partners	$13,151	$18,602	$47,492	$51,553

Less: General partner's interest in net income, including incentive distribution rights	3,259	1,383	8,303	3,379
Limited partners' interest in net income	$9,892	$17,219	$39,189	$48,174

Net income per limited partner unit:
Common units - (basic)	$0.41	$0.71	$1.61	$1.99
Common units - (diluted)	$0.41	$0.70	$1.60	$1.97
Subordinated units - Delek (basic and diluted)	$—	$0.71	$1.64	$1.99

Weighted average limited partner units outstanding: (2)
Common units - basic	24,303,740	12,250,847	21,878,935	12,230,560
Common units - diluted	24,380,334	12,369,777	21,962,733	12,362,340
Subordinated units - Delek (basic and diluted)	—	11,999,258	2,408,610	11,999,258

Cash distribution per limited partner unit	$0.655	$0.570	$1.895	$1.650
(1) Includes the historical results of the Logistics Assets Predecessor. Prior to the El Dorado offloading racks acquisition and Tyler crude oil storage tank acquisition on March 31, 2015, the Logistics Assets Predecessor did not record revenues for intercompany throughput and storage services.
(2) In February 2016, the requirements under the partnership agreement for the conversion of all subordinated units into common units were satisfied and the subordination period ended. This affected the weighted average units outstanding during the nine months ended September 30, 2016.

Delek Logistics Partners, LP
Consolidated Statements of Income (Unaudited)
Reconciliation of Partnership to Predecessor

	Delek Logistics Partners, LP	El Dorado Rail Offloading Racks (1)	Tyler Crude Oil Storage Tank (1)	Nine Months Ended September 30, 2015

		El Dorado Assets Predecessor	Tyler Assets Predecessor
	(In thousands)
Net Sales	$480,738	$—	$—	$480,738
Operating costs and expenses:
Cost of goods sold	365,286	—	—	365,286
Operating expenses	33,024	167	—	33,191
General and administrative expenses	9,094	—	—	9,094
Depreciation and amortization	13,315	372	98	13,785
Gain on asset disposals	(18)	—	—	(18)
Total operating costs and expenses	420,701	539	98	421,338
Operating income (loss)	60,037	(539)	(98)	59,400
Interest expense, net	7,616	—	—	7,616
Loss on equity method investments	442	—	—	442
Net income (loss) before income tax expense	51,979	(539)	(98)	51,342
Income tax expense	426	—	—	426
Net income (loss)	$51,553	$(539)	$(98)	$50,916
Less: loss attributable to Predecessors	—	(539)	(98)	(637)
Net income attributable to partners	$51,553	$—	$—	$51,553

(1) The information presented is for the nine months ended September 30, 2015, disaggregated to present the results of operations of the Partnership and the Logistics Assets Predecessor. Prior to the El Dorado offloading racks acquisition and Tyler crude oil storage tank acquisition on March 31, 2015, the Logistics Assets Predecessor did not record revenues for intercompany throughput and storage services.

Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2016	2015 (1)

Cash Flow Data
Net cash provided by operating activities	$86,761	$66,762
Net cash used in investing activities	(60,161)	(43,878)
Net cash used in financing activities	(26,600)	(24,745)
Net decrease in cash and cash equivalents	$—	$(1,861)
(1) Includes the historical cash flows of the Logistics Assets predecessor.

Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2016	2015	2016	2015 (1)
Reconciliation of EBITDA to net income:
Net income	$13,151	$18,602	$47,492	$50,916
Add:
Income tax expense	133	109	360	426
Depreciation and amortization	5,356	4,541	15,164	13,785
Interest expense, net	3,409	2,843	9,892	7,616
EBITDA	$22,049	$26,095	$72,908	$72,743

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$29,172	$20,202	$86,761	$66,762
Changes in assets and liabilities	(9,979)	3,627	(22,513)	(351)
Maintenance and regulatory capital expenditures	(718)	(3,531)	(2,351)	(10,775)
Reimbursement from Delek for capital expenditures	726	2,323	1,528	4,926
Accretion of asset retirement obligations	(68)	(63)	(199)	(187)
Deferred income taxes	—	43	—	(23)
Gain on asset disposals	(28)	—	16	18

Distributable Cash Flow	$19,105	$22,601	$63,242	$60,370

(1) The information presented includes the results of operations of the Logistics Assets Predecessor. Prior to the El Dorado offloading racks acquisition and Tyler crude oil storage tank acquisition on March 31, 2015, the Logistics Assets Predecessor did not record revenues for intercompany throughput and storage services.

Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
	Delek Logistics Partners, LP	Logistics Assets (1)	Nine Months Ended September 30, 2015

($ in thousands)		Logistics Assets Predecessor
Reconciliation of EBITDA to net income:
Net income (loss)	$51,553	$(637)	$50,916
Add:
Income tax expense	426	—	426
Depreciation and amortization	13,315	470	13,785
Interest expense, net	7,616	—	7,616
EBITDA	$72,910	$(167)	$72,743

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by (used in) operating activities	$66,929	$(167)	$66,762
Changes in assets and liabilities	(351)	—	(351)
Maintenance and Regulatory capital expenditures	4,926	—	4,926
Reimbursement from Delek for capital expenditures	(10,775)	—	(10,775)
Accretion of asset retirement obligations	(187)	—	(187)
Deferred income taxes	(23)	—	(23)
Loss on asset disposals	18	—	18

Distributable Cash Flow	$60,537	$(167)	$60,370

(1) The information presented is for the nine months ended September 30, 2015, disaggregated to present the results of operations of the Partnership and the Logistics Assets Predecessor. Prior to the El Dorado offloading racks acquisition and Tyler crude oil storage tank acquisition on March 31, 2015, the Logistics Assets Predecessor did not record revenues for intercompany throughput and storage services.

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
Distributions to partners of Delek Logistics, LP	2016	2015	2016	2015
Limited partners' distribution on common units	$15,920	$13,822	$46,039	$39,994
General partner's distributions	325	282	940	816
General partner's incentive distribution rights	3,057	1,032	7,503	2,396
Total Distributions to be paid	$19,302	$15,136	$54,482	$43,206

Distributable Cash Flow	$19,105	$22,601	$63,242	60,370
Distributable cash flow coverage ratio (1)	0.99x	1.49x	1.16x	1.40x
(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period. Predecessor costs are excluded from distributable cash flow for the nine months ended September 30, 2015.

Delek Logistics Partners, LP
Segment Data (unaudited)
(In thousands)
	Three Months Ended September 30, 2016
	Pipelines & Transportation	Wholesale Marketing & Terminalling	Consolidated
Affiliate	$25,238	$11,122	$36,360
Third-Party	3,388	67,722	71,110
Net sales	28,626	78,844	107,470
Operating costs and expenses:
Cost of goods sold	4,811	68,716	73,527
Operating expenses	7,678	1,573	9,251
Segment contribution margin	$16,137	$8,555	24,692
General and administrative expense			2,307
Depreciation and amortization			5,356
Loss on asset disposals			28
Operating income			$17,001
Total Assets	$327,757	$65,413	$393,170

Capital spending
Maintenance capital spending	$2,403	$101	$2,504
Discretionary capital spending	210	363	573
Total capital spending	$2,613	$464	$3,077

	Three Months Ended September 30, 2015
	Pipelines & Transportation	Wholesale Marketing & Terminalling	Consolidated
Affiliate	$26,358	$15,466	$41,824
Third-Party	7,581	115,687	123,268
Net sales	33,939	131,153	165,092
Operating costs and expenses:
Cost of goods sold	5,211	119,174	124,385
Operating expenses	8,368	3,248	11,616
Segment contribution margin	$20,360	$8,731	29,091
General and administrative expense			2,703
Depreciation and amortization			4,541
Operating income			$21,847
Total assets	$274,336	$87,467	$361,803

Capital spending
Maintenance capital spending	$2,672	$461	$3,133
Discretionary capital spending	200	862	1,062
Total capital spending	$2,872	$1,323	$4,195

Delek Logistics Partners, LP
Segment Data (unaudited)
(In thousands)
	Nine Months Ended September 30, 2016
	Pipelines & Transportation	Wholesale Marketing & Terminalling	Consolidated
Affiliate	$77,680	$34,134	$111,814
Third-Party	15,739	195,826	211,565
Net sales	$93,419	$229,960	$323,379
Operating costs and expenses:
Cost of goods sold	14,401	198,980	213,381
Operating expenses	22,317	6,128	28,445
Segment contribution margin	$56,701	$24,852	81,553
General and administrative expense			7,918
Depreciation and amortization			15,164
Gain on asset disposals			(16)
Operating income			$58,487

Capital spending:
Maintenance capital spending	$3,628	$173	$3,801
Discretionary capital spending	409	799	1,208
Total capital spending	$4,037	$972	$5,009

	Nine Months Ended September 30, 2015 (1)
	Pipelines & Transportation	Wholesale Marketing & Terminalling	Consolidated
Affiliate	$76,436	$37,539	$113,975
Third-Party	22,239	344,524	366,763
Net sales	$98,675	$382,063	$480,738
Operating costs and expenses:
Cost of goods sold	15,126	350,160	365,286
Operating expenses	23,031	10,160	33,191
Segment contribution margin	$60,518	$21,743	82,261
General and administrative expense			9,094
Depreciation and amortization			13,785
Gain on asset disposals			(18)
Operating income			$59,400

Capital spending
Maintenance capital spending	$11,765	$1,136	$12,901
Discretionary capital spending	862	3,967	4,829
Total capital spending (2)	$12,627	$5,103	$17,730
(1) The information presented includes the results of operations of the Logistics Assets Predecessor. Prior to the El Dorado offloading racks acquisition and Tyler crude oil storage tank acquisition on March 31, 2015, the Logistics Assets Predecessor did not record revenues for intercompany throughput and storage services.
(2) Capital spending includes expenditures of ($0.1) million incurred in connection with the Logistics Assets Predecessor.

Delek Logistics Partners, LP
Segment Data (Unaudited)
(In thousands)
	Nine Months Ended September 30, 2015
	Pipelines & Transportation
	Delek Logistics Partners, LP	Predecessor -Logistics Assets	Nine Months Ended September 30, 2015
Net Sales	$98,675	$—	$98,675
Operating costs and expenses:
Cost of goods sold	15,126	—	15,126
Operating expenses	22,864	167	23,031
Segment contribution margin	$60,685	$(167)	$60,518

Total capital spending	$12,679	$(52)	$12,627

	Nine Months Ended September 30, 2015
	Wholesale Marketing & Terminalling
	Delek Logistics Partners, LP	Predecessor -Logistics Assets	Nine Months Ended September 30, 2015
Net Sales	$382,063	$—	$382,063
Operating costs and expenses:
Cost of goods sold	350,160	—	350,160
Operating expenses	10,160	—	10,160
Segment contribution margin	$21,743	$—	$21,743

Total capital spending	$5,103	$—	$5,103

Delek Logistics Partners, LP
Segment Data (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Throughputs (average bpd)	2016	2015	2016	2015

Pipelines and Transportation Segment:
Lion Pipeline System:
Crude pipelines (non-gathered)	55,217	54,973	55,951	55,168
Refined products pipelines	47,974	54,397	51,794	56,294
SALA Gathering System	17,237	20,264	18,172	21,031
East Texas Crude Logistics System	17,026	19,078	13,108	22,270
El Dorado Rail Offloading Rack	—	—	—	1,474

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd)	67,812	75,313	68,137	56,553
West Texas marketing throughputs (average bpd)	12,162	18,824	13,039	17,661
West Texas marketing margin per barrel	$1.16	$1.50	$1.24	$1.41
Terminalling throughputs (average bpd)	120,099	126,051	121,791	102,534

U.S. Investor / Media Relations Contact:
Keith Johnson
Vice President of Investor Relations
615-435-1366